Exhibit 99.1

1301 MCKINNEY STREET SUITE 2800 HOUSTON, TX 77010

NEWS RELEASE

ZAZA ENERGY CORPORATION ANNOUNCES SECOND TRANSACTION WITH JV PARTNER TO ACQUIRE ADDITIONAL PRODUCTION AND FURTHER DEVELOP ITS EAGLEBINE/EAGLE FORD EAST ASSETS

JV Partner Accelerates Joint Venture Phases and Exchanges Acreage and Production

ZaZa to Receive $16.5 MM Net Cash plus Production Interests in 23 Wells (~$16.1 MM PDP)

HOUSTON, TX (September 30, 2013) - ZaZa Energy Corporation (“ZaZa” or the “Company”) (NASDAQ: ZAZA) today announced that it has signed a Second Amendment and First Restatement of Joint Exploration and Development Agreement (the “Agreement”) with its current joint venture partner, one of the largest independent crude oil and natural gas companies in the United States, to further develop and expand its Eaglebine/Eagle Ford East assets.

TRANSACTION HIGHLIGHTS

•                  Acceleration of Phase II.  ZaZa’s joint venture partner has elected into Phase II ahead of the schedule set forth in the original agreement.  As consideration for the Phase II election, ZaZa will receive (i) $17 MM in cash consideration and (ii) interests in 15 of its venture partner’s wells outside of the Area of Mutual Interest (“AMI”) line in Madison County (the “Southern Madison Wells”) with a PDP present value of $3 MM based on an independent reserves report.  In addition to the preceding, ZaZa will receive 100 percent carry consideration for one (1) vertical well completion, two (2) horizontal well completions and a $1.25 MM credit towards miscellaneous land or operational expenses.  In return, ZaZa will assign to its joint venture partner 20,000 net Phase II acres. The Company also continues to anticipate timely drilling and completion of three (3) carried Phase I obligation wells.

•                  Acceleration of Phase III.  As consideration for the assignment of at least 6,000 net former Phase III acres, ZaZa will receive additional interests in the Southern Madison Wells with an incremental PDP present value of approximately $9 million based on an independent reserves report.  Pro forma for this transaction, ZaZa will retain approximately 14,000 net Phase III acres, and its joint venture partner has the option to elect into some or all of this acreage on or before January 31, 2014, by making a further cash payment to ZaZa.  The original agreement called for a Phase III election by January 31, 2015.

•                  Acreage and Production Exchange.  The Company’s joint venture partner will assign to ZaZa (i) a 25 percent working interest in approximately 19,000 net additional acres recently acquired by its venture partner in the Agreement’s AMI and (ii) related AMI interests in multiple producing wells with a PDP present value of approximately $4.1 MM.  The Company also expects additional production in the near future from two (2) recently drilled wells, in various stages of completion, within this newly assigned acreage.  In return for the 25 percent working interest and immediately available production, ZaZa will pay $2 MM and assign a 75 percent working interest in approximately 18,500 net acres of its retained acreage position in Walker and Madison Counties, Texas.

713-595-1900 (OFFICE)  •  713-595-1919 (FAX)  •  WWW.ZAZAENERGY.COM

MANAGEMENT COMMENTS

According to Todd A. Brooks, ZaZa’s President and CEO, “This is a significant step forward for our company as we establish our production base and create the right platform for growth. Through this transaction we’ve successfully increased our contiguous JV acreage footprint, established $16.1 million in PDP value across interests in 23 producing wells and will see an influx of $16.5 million in net cash.  I look forward to providing investors with operational updates as the joint venture progresses.”

About ZaZa Energy Corporation

Headquartered in Houston, Texas, ZaZa Energy Corporation is a publicly-traded exploration and production company with primary assets in the Eagle Ford and Eaglebine/Eagle Ford East resource plays in Texas.  More information about the Company may be found at www.zazaenergy.com.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “forecasts” and similar references to future periods. These statements include, but are not limited to, statements about ZaZa’s ability to execute on exploration, production and development plans, estimates of reserves, estimates of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, actual recoveries of insurance proceeds, the ability of ZaZa to obtain additional capital, and other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission. While forward-looking statements are based on our assumptions and analyses that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties that could cause our actual results, performance and financial condition to differ materially from our expectations. See “Risk Factors” in our 2012 Form 10-K and 2013 First and Second Quarter Form 10-Q filed with the Securities and Exchange Commission for a discussion of risk factors that affect our business. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

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JMR Worldwide
Jay Morakis, Partner
+1 212-266-0191
jmorakis@jmrww.com